Exhibit 99.1

Consumers Bancorp, Inc. Reports

Second Fiscal Quarter 2008 Results

Minerva, Ohio—January 25, 2008 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter 2008 earnings per share of $0.23 compared to $0.21 for the previous quarter ended September 30, 2007 and compared to $0.18 for the same period ended December 31, 2006. Net income for the second fiscal quarter of 2008 was $476 thousand, an increase of $36 thousand from the previous quarter ended September 30, 2007 and a $96 thousand increase from the same quarter in 2007. Return on average assets (ROA) and return on average equity (ROE) for the second fiscal quarter of 2008 were 0.88% and 9.64%, respectively. This compares to ROA of 0.75% and ROE of 7.61% for the second fiscal quarter of 2007.

For the six months ended December 31, 2007, net income was $916 thousand compared to $760 thousand for the same period last year. Fiscal year-to-date net income per share was $0.45 compared to $0.36 for the same period in 2006. ROA and ROE for the six months ended December 31, 2007 were 0.87% and 9.43%, respectively, compared to 0.75% and 7.69%, respectively, for the prior year.

Interest income for the second fiscal quarter of 2008 increased $314 thousand and interest expense increased $273 thousand from the same period last year. The net interest margin decreased to 4.47% for the quarter ended December 31, 2007 compared to 4.68% the previous quarter ended September 30, 2007. The Corporation’s yield on average interest-earning assets increased to 6.90% for the three months ended December 31, 2007 from 6.74% for the same period last year. The Corporation’s cost of funds increased from 2.75% for the three months ended December 31, 2006 to 3.25% for the three months ended December 31, 2007.

Steven L. Muckley, Chief Executive Officer, stated “We are pleased to announce improved financial results and the promotion of Ralph Lober to President and Chief Operating Officer. The second quarter results reflect progress in a number of key components of the Bank’s business model. Significant improvement in non-interest income complemented the earning assets and deposit growth realized over the quarter. Increased business development efforts are reflected in these results. We are also pleased that, in the current economic environment, non-performing assets are at a manageable level.”

Other income was $614 thousand for the second fiscal quarter of 2008 compared with $561 for the quarter ended September 30, 2007 and $571 for the quarter ended December 31, 2006. Within other income, service charges on deposit accounts increased by $52 thousand from the same period last year. Other expenses increased $16 thousand, or 0.8%, for the second fiscal quarter of 2008 from the same period last year.

Assets at December 31, 2007 totaled $223.2 million, an increase of $21.3 million from June 30, 2007 and an increase of $22.8 million from December 31, 2006. Available-for-sale securities increased by $16.4 million from June 30, 2007 and by $19.7 million from December 31, 2006. During the six month period of June 30, 2007 to December 31, 2007, total loans increased by $6.5 million and deposits increased $9.1 million. During the twelve month period ended December 31, 2007, total loans increased by $3.3 million and deposits increased by $7.9 million.

Non-performing assets were $1.2 million at December 31, 2007, compared with $828 thousand at September 30, 2007 and $2.8 million at December 31, 2006. The decline from the previous year was primarily attributed to the liquidation of $1.4 million of previously repossessed properties.

In July 2007, the Board of Directors authorized a new share repurchase program for up to 75,000 shares that can be purchased through June 2008. As of December 31, 2007, 28,894 shares have been repurchased.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, competitive and regulatory factors and changes in technology.

Contact: Steven L. Muckley, Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

December 31, 2007

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
EARNINGS:
Net interest income	$2,171	$2,130	$4,321	$4,229
Provision for loan losses	108	172	208	343
Other income	614	571	1,175	1,131
Other expenses	2,061	2,045	4,106	4,048
Income tax expense	140	104	266	209
Net income	476	380	916	760

Net income per share –
Basic	$0.23	$0.18	$0.45	$0.36

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.88%	0.75%	0.87%	0.75%
Return on average equity	9.64	7.61	9.43	7.69
Net interest margin (Fully Tax Equivalent)	4.47	4.70	4.57	4.66

MARKET DATA:
Book value/common share	$9.78	$9.35
Market close, bid	12.01	12.15
Period end common shares	2,036,540	2,108,709
Average equity: avg. assets	9.15%	9.91%	9.21%	9.76%
Average common shares	2,048,422	2,110,040	2,055,134	2,123,624

ASSET QUALITY:
Net charge-offs	$30	$153	$71	$171
Non-performing assets	1,178	2,786
Allowance for loan losses (ALLL)	1,518	1,729
Net charge-offs to Total Loans (Annualized)	0.08%	0.42%	0.10%	0.24%
ALLL to Total Loans	1.03%	1.20%

ENDING BALANCES:
Assets	$223,231	$200,438
Deposits	178,694	170,788
Loans, net	146,413	142,865
Securities, available for sale	58,552	38,805
Federal Home Loan Bank borrowings	13,412	3,998
Shareholders’ Equity	19,927	19,711